FOR IMMEDIATE RELEASE
Contact:  Linda M. Moran, Vice President, Director of Marketing
Email:  linda.moran@waynebank.com
Phone:  (570) 253-8502

Wayne Bank Hires Chief Lending Officer

October 10, 2013, Honesdale, PA – Lewis J. Critelli, President and Chief Executive Officer of Wayne Bank is pleased to announce that James F. Burke has joined Wayne Bank as Senior Vice President and Chief Lending Officer.

According to Mr. Critelli, “We welcome Jim to our Senior Management Team.  With over twenty years of Corporate Banking experience in the local area, Jim brings depth and experience to complement Wayne Bank’s management.  Jim will be responsible for leading the Commercial Lending team charged with cultivating and maintaining business relationships within the Bank’s service area.”

Mr. Burke is a graduate of Wilkes University and holds a Bachelor of Arts degree in Administration.  He also has his MPA from Marywood University.

Additionally, Mr. Critelli announced that John F. Carmody has been appointed Wayne Bank’s first Senior Vice President and Chief Credit Officer.  In his new role, John will be responsible for ensuring the efficient and accurate analysis of credit risk for new loan requests and existing corporate lending relationships.  Mr. Critelli noted, “Wayne Bank’s credit culture is a key component of our success.  We are pleased that John is taking the role of Chief Credit Officer and working to continue the Bank’s tradition of strong underwriting and asset quality.”

Wayne Bank is a subsidiary of Norwood Financial Corp, Member FDIC, and is located in Honesdale, Pennsylvania.  The Bank has 16 Community Offices in Wayne, Lackawanna, Pike and Monroe Counties.  The stock trades on the NASDAQ Global Market under the symbol – NWFL with assets of $697.6 million as of June 30, 2013.